UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
September 27, 2006
RES-CARE, INC.
(Exact Name of Registrant as specified in Charter)

Kentucky	0-20372	61-0875371
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10140 Linn Station Road, Louisville, Kentucky	40223
(Address of principal executive offices)	(Zip code)
(502) 394-2100
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Definitive Material Agreement
Item 9.01 Financial Statements & Exhibits.
SIGNATURE
EX-99.1

INFORMATION TO BE INCLUDED IN THE REPORT
Item 1.01 Entry into a Definitive Material Agreement
On September 27, 2006, Res-Care, Inc. (Res-Care or the Company) entered into a new employment agreement with Ralph G. Gronefeld, Jr., the Company’s President and Chief Executive Officer. The following is a summary of the terms of the agreement.
Position: President and Chief Executive Officer
Term: Effective as of July 1, 2006 to December 31, 2011 and may be renewed at the Company’s option with Mr. Gronefeld’s consent for successive one-year terms.
Base Salary: $400,000 per year. Increases annually by the greater of (i) 5%, or (ii) the annual increase in the Consumer Price Index. The annual increase may be suspended if the Company fails to attain the annual net income target established by the compensation committee.
Incentive Compensation: Mr. Gronefeld becomes eligible for an annual incentive payment of up to a total of 100% of base salary only if the Company meets or exceeds an annual net income threshold equal to 90% of the annual net income target established by the compensation committee of the board of directors.
The amount of the annual incentive payment is based on the attainment of both quality and financial goals. The annual incentive payment is equal to a percentage of base salary equal to the sum of a quality percentage and a financial percentage, up to a maximum of 100%.
Each year the compensation committee will establish a maximum percentage for each of the quality component and the financial component of from 30% to 70% with a total always equal to 100%.
A quality percentage will apply if, and to the extent that, one or more of the objectively determinable quality performance criteria selected each year by the compensation committee is satisfied. If all of the performance criteria are satisfied, the maximum quality percentage will apply. If none of the criteria are satisfied, a quality percentage of zero will apply.
The applicable financial percentage is determined by multiplying the maximum financial percentage by a net income factor. The net income factor is determined according to a formula which compares (a) the amount by which actual net income exceeds the annual net income threshold to (b) the difference between the net income threshold and the annual net income target.
Restricted Stock Awards. Mr. Gronefeld is eligible for restricted stock awards for a total of 400,000 shares of Res-Care common stock comprised of (a) 300,000 “annual restricted shares” and (b) 100,000 “financial performance restricted shares.”

     Annual restricted shares. The annual restricted shares will be awarded only if the Company attains a net income threshold of $19,500,000 for the twelve month period ending June 30, 2007. The annual restricted shares will be awarded when the compensation committee certifies that the net income threshold has been attained, based on the Company’s financial results as of June 30, 2007. For purposes of the net income threshold, the results of discontinued operations and the impact of restricted share awards to Mr. Gronefeld under the agreement are excluded. Sixty thousand shares will vest immediately on the date of the award. Thereafter, provided that Mr. Gronefeld continues to be employed by the Company, 60,000 shares will vest annually on January 1 of each calendar year through January 1, 2011.
     Financial performance restricted shares. Mr. Gronefeld was awarded the financial performance restricted shares on September 27, 2006, upon the execution of his employment agreement. The financial performance restricted shares will vest at one time if the Company attains a net income target amount for any calendar year during the initial five-year term of the agreement, provided that Mr. Gronefeld continues to be employed by the Company as of the last day of such calendar year. The net income target amount is established by the compensation committee and is substantially greater than the Company’s net income reported for the year ended December 31, 2005. The financial performance shares will vest effective upon the issuance of the Company’s consolidated financial statements for the calendar year and the certification by the compensation committee that the net income target amount was attained.
All unvested shares will vest immediately in the event of Mr. Gronefeld’s death, permanent disability or a change of control of the Company as defined in Res-Care’s 2005 Omnibus Incentive Compensation Plan.
Termination:
If the employment agreement is terminated without cause by Res-Care, or by Mr. Gronefeld for good reason (as defined), or because Res-Care elects not to renew the employment agreement, Mr. Gronefeld is entitled to receive an amount equal to twice his base salary, any earned but unpaid bonus for a completed calendar year, plus a pro-rated bonus for the then-current calendar year for the period ended on the date of termination.
If there is a change of control of ResCare and within two years after such change of control Mr. Gronefeld’s employment is terminated without cause by ResCare or Mr. Gronefeld terminates employment for good reason (as defined), Mr. Gronefeld is entitled to receive a lump sum payment in an amount equal to the greater of the unpaid base salary for the balance of the term or three times his then current base salary, as well as any earned but unpaid bonus for the completed calendar year and a pro-rated bonus for the then-current calendar year for the period ended on the date of termination.
Restrictive Covenants:
Mr. Gronefeld agrees not to compete with Res-Care during his employment and for 24 months after termination of his employment, including by the expiration of the agreement. He also agrees to maintain confidentiality of Company information and not to disparage the Company or its employees.
Item 9.01 Financial Statements & Exhibits.

Exhibit Number	Description of Exhibit
99.1	Employment Agreement between Res-Care, Inc. and Ralph G. Gronefeld, Jr. dated September 27, 2006

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RES-CARE, INC.
Date: October 2, 2006	By	/S/ David W. Miles
David W. Miles
Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description of Exhibit
99.1	Employment Agreement between Res-Care, Inc. and Ralph G. Gronefeld, Jr. dated September 27, 2006